EXHIBIT 10(e)(19)

Annual Performance Incentive Plan for 2016 (“2016 APIP”)

Under the 2016 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee approved incentive opportunities for 2016, expressed as a percentage of base salary for each participating officer. The Committee also established overall threshold, target and maximum performance metrics for the 2016 APIP. Additionally, the Committee established an opportunity for an individual performance component whereby the Committee has the authority to increase or decrease the award, subject to the limitations of Section 162(m) of the Internal Revenue Code. The performance measures and weightings are: constant currency revenue growth (adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars) (weighted at 20%), adjusted earnings per share (weighted at 20%), operating cash flow (weighted at 20%) and an assessment by the CEO and the Board of Directors of the completion of the Company’s separation (weighted at 40%).

Individual awards will be subject to the review and approval of the Committee following the completion of the 2016 fiscal year, with payment to be made within the first four months of 2017.